EXHIBIT 99.3

MSN HOLDCO, LLC AND SUBSIDIARIES
Consolidated Financial Statements
December 25, 2011

MSN HOLDCO, LLC AND SUBSIDIARIES
Boca Raton, Florida
CONSOLIDATED FINANCIAL STATEMENTS
December 25, 2011

Crowe Horwath LLP
Independent Member Crowe Horwath International

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Members
MSN HoldCo, LLC and Subsidiaries
Boca Raton, Florida
We have audited the accompanying consolidated balance sheet of MSN HoldCo, LLC and Subsidiaries as of December 25, 2011 and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSN HoldCo, LLC and Subsidiaries as of December 25, 2011, and the results of its operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

Fort Lauderdale, Florida
May 9, 2012, except for Note 17,
as to which date is September 12, 2014

MSN HOLDCO, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except number of units and per unit amounts)

December 25,
2011
ASSETS
Current assets:
Cash and cash equivalents	$3,198
Accounts receivable, net of allowance for doubtful accounts of $352	39,520
Prepaid expenses	1,556
Other current assets	628
Total current assets	44,902
Property and equipment, net of accumulated depreciation of $3,450	5,254
Goodwill, net of impairment charge of $6,087	23,669
Intangible assets, net of accumulated amortization and impairment charge of $2,683 and $40, respectively	13,017
Other assets	321
Total assets	$87,163

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$20,541
Accrued payroll and related liabilities	5,103
Current portion of long-term debt	2,000
Total current liabilities	27,644
Long-term debt, net of current portion and net of discount of $17,083	79,852
Accrued P-I-K interest	720
Other liabilities	155
Total liabilities	108,371

MSN HoldCo, LLC (MSN) members’ deficit:
Class A Units, $0.00 par value per unit, 4,140 issued and outstanding	–
Class A Warrants, $0.00 par value per unit, 4,860 issued and outstanding	–
Class B Units, $0.00 par value per unit, 1,000 authorized: 579 issued and outstanding	–
Class C Units, $0.00 par value per unit, 1,000 issued and outstanding	–
Additional paid‑in capital	4,734
Accumulated deficit	(26,344)
Total MSN members’ deficit	(21,610)
Noncontrolling interest in subsidiary	402
Total members’ deficit	(21,208)
Total liabilities and members’ deficit	$87,163

See accompanying notes to consolidated financial statements.

MSN HOLDCO, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)

Year Ended
December 25,
2011

Service revenues	$259,519
Cost of services rendered	199,173
Gross margin	60,346
Operating expenses:
Selling, general and administrative	56,956
Depreciation and amortization	4,951
Impairment of goodwill	6,087
Impairment of intangible assets	40
Restructuring and other charges	2,930
Interest expenses, net	13,864
Loss from continuing operations	24,482
Income from discontinued operations	2,662
Net loss	(21,820)
Net income – noncontrolling interest in subsidiary	298
Net loss attributable to MSN HoldCo, LLC	$(22,118)

See accompanying notes to consolidated financial statements.

MSN HOLDCO, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
(in thousands, except number of units)

									Total MSN		Total
	Class A				Class B and		Additional		Members’	Noncontrolling	Members’
	Units		Warrants		Class C Units		Paid-in	Accumulated	Equity	Interest in	Equity
	Number	Par	Number	Par	Number	Par	Capital	Deficit	(Deficit)	Subsidiary	(Deficit)
Balance at December 26, 2010	4,140	$—	4,860	$—	1,000	$—	$4,623	$(4,226)	$397	$402	$799
Forfeiture of Class B Units	–	–	–	–	(635)	–	–	–	–	–	–
Grant of Class B Units	–	–	–	–	214	–	–	–	–	–	–
Grant of Class C Units	–	–	–	–	1,000	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	–	111	–	111	–	111
Distribution of income from noncontrolling interest in subsidiary	–	–	–	–	–	–	–	–	–	(298)	(298)
Distributions	–	–	–	–	–	–	–	–	–	298	298
Net loss	–	–	–	–	–	–	–	(22,118)	(22,118)	–	(22,118)
Balance at December 25, 2011	4,140	$—	4,860	$—	1,579	$—	$4,734	$(26,344)	$(21,610)	$402	$(21,208)

See accompanying notes to consolidated financial statements.

MSN HOLDCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended
December 25,
2011
Cash flows from operating activities
Net loss	$(21,820)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,976
Goodwill impairment charge	6,087
Intangible assets impairment charge	40
Amortization of debt issuance cost	100
Stock-based compensation expense	111
Amortization of debt discount	8,338
Increase in paid-in-kind (PIK) interest	2,937
Changes in operating assets and liabilities:
Accounts receivable	2,449
Prepaid expenses and other current assets	(104)
Other assets	32
Accounts payable and accrued expenses	1,322
Accrued payroll and related liabilities	301
Other liabilities	68
Cash provided by operating activities	4,837
Investing activities
Purchases of property and equipment, net	(2,081)
Capitalized internal software costs	(323)
Cash used in investing activities	(2,404)
Financing activities
Dividends paid to holders of noncontrolling interest in subsidiary	(281)
Principal payments under capital lease obligations	(71)
Cash used in financing activities	(352)
Net change in cash and cash equivalents	2,081
Cash and cash equivalents at beginning of period	1,117
Cash and cash equivalents at end of year	$3,198
Supplemental disclosure of cash flow information:
Cash interest paid	$2,556

See accompanying notes to consolidated financial statements.

MSN HOLDCO, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 25, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
MSN HoldCo, LLC (MSN, or the Company), a Delaware limited liability company designated as a partnership, was founded in June 2010. Through a Section 363 sales auction process, on September 27, 2010, the Company acquired certain assets and select liabilities of a company that had filed for Chapter 11 protection under the United States (U.S.) bankruptcy code.
MSN is a provider of temporary (predominately healthcare) staffing services including per diem, short term contracts and travel, in the U.S. The Company's per diem healthcare staffing assignments (less than two weeks in duration), its short term contract-based healthcare staffing assignments (more than two weeks in duration) and its travel healthcare staffing assignments (typically thirteen weeks in duration) place professionals, predominately nurses, at hospitals and other healthcare facilities in response to its clients’ temporary staffing needs. Short term contract-based assignments are typically staffed by the Company’s per diem branches while longer length assignments are staffed by both its centralized travel offices and per diem branches. Having scale per diem and travel businesses provides the Company with internal synergies of cross-selling between the two divisions. The Company also offers homecare staffing in Texas, Florida and Pennsylvania. In addition to nurse staffing, the Company provides temporary per diem, short-term contracts and travel staffing of allied health professionals, such as specialized radiology and diagnostic imaging specialists, clinical laboratory specialists, rehabilitation specialists, pharmacists, respiratory therapists and other similar healthcare vocations. The Company's temporary healthcare staffing client base includes for-profit and not-for-profit hospitals, teaching hospitals, nursing homes, governmental facilities and regional healthcare providers.
For the year ended December 25, 2011, temporary staffing services represented 99.7% of the Company’s consolidated revenues, with permanent placements representing 0.3% of its consolidated revenues.
The Company has a 68% ownership stake in InteliStaf of Oklahoma, LLC, which is a joint venture with an independent third party. The third party is a hospital system that is the largest client of the joint venture.
Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas requiring the use of management estimates relate to (i) the determination of required accruals for health, workers’ compensation and professional liability that are partially self-funded; (ii) the determination of allowance for doubtful accounts; (iii) legal contingencies; and (iv) the determination of estimates used in the impairment analysis of goodwill and other intangible assets.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Principles of Consolidation
The consolidated financial statements include the accounts of: (i) the Company; (ii) MSN Holding Company, Inc., (MSN Inc.), a wholly-owned subsidiary of MSN; (iii) Medical Staffing Network Healthcare, LLC. (MSNH), 99.9% owned by MSN and 0.1% owned by MSN Inc.; (iv) MSN Texas LLC, a wholly-owned subsidiary of MSNH; and (v) InteliStaf of Oklahoma, LLC, a joint venture between MSNH (68% ownership) and Integris ProHealth, Inc. (an unrelated third party with 32% ownership). All material intercompany transactions and balances have been eliminated in consolidation.
The Company’s fiscal year consists of 52/53 weeks, and it ends on the last Sunday in December in each fiscal year. The 2011 fiscal year consisted of 52 weeks.
Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company performs reviews of the creditworthiness of its depository banks. The Company has not experienced any losses on deposits for the year ending December 25, 2011.
Accounts Receivable and Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across a number of geographic areas. However, essentially all trade receivables are concentrated in the hospital and healthcare sectors in the U.S. and, accordingly, the Company is exposed to their respective business and economic variables. Although the Company does not currently foresee a concentrated credit risk associated with these receivables, repayment is dependent upon the financial stability of these industry sectors. The Company does not generally require collateral. The allowance for doubtful accounts represents the Company’s estimate for uncollectible receivables based on a review of specific accounts and the Company’s and management’s experience regarding historical collections. The Company writes off specific accounts based on an ongoing review of collectability as well as management’s past experience with the customers.
Property and Equipment
Property and equipment acquired in the September 27, 2010 acquisition were valued at their fair market values pursuant to the provisions of the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) (ASC 820), and property and equipment that was purchased after September 27, 2010 are recorded at cost. Property and equipment are depreciated using the straight-line method over their estimated useful lives, ranging generally from three to seven years. The property and equipment acquired through the bankruptcy sales process are depreciated over their estimated remaining useful lives of 1.2 to 5 years. Leasehold improvements are depreciated over the lives of the related leases or their estimated useful lives, whichever is shorter.
The costs of all software purchased from a third party vendor (i.e. various medical information systems utilized in the temporary healthcare staffing industry, accounting and purchasing software), including software that will require additional internal development, are amortized using the straight-line method over their estimated useful life of three years.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Certain software development costs for internally developed software have been capitalized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs for personnel associated with programming, coding and testing of such software during the application development stage are capitalized and amortized using the straight-line method over their estimated useful life of three years. Costs associated with repair or maintenance of internally developed software are included in the line item “Selling, general, and administrative expenses” in the accompanying statement of operations.
Goodwill and Other Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Intangibles – Goodwill and Other Topic of the FASB ASC (ASC 350) requires that goodwill be separately disclosed from other intangible assets on the balance sheet. Pursuant to the provisions of ASC 350, the Company does not amortize goodwill or intangible assets deemed to have an indefinite useful life. Identifiable intangible assets are being amortized using the straight-line method over their estimated useful lives ranging from 3 to 5 years. Per ASC 350, impairment for goodwill and intangible assets deemed to have an indefinite life exists if the net book value of the goodwill or intangible asset equals or exceeds its fair value.
In accordance with ASC 350, the Company performs an annual review for impairment of its goodwill and intangible assets with indefinite useful lives by performing a fair value analysis. Between annual tests, the Company will perform a review for impairment indicators if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount or whenever events or changes in circumstances indicate that its intangible assets with indefinite useful lives may be impaired.
Based on its impairment testing performed in fiscal 2011, the Company recorded non-cash goodwill impairment charges of $6.1 million and non-cash intangible assets impairment charges of approximately $40,000 for the year ended December 25, 2011. See Note 7 for further discussion.
Pursuant to the provisions of the Property, Plant, and Equipment Topic of the FASB ASC (ASC 360), the Company reviews all long-lived assets with definite useful lives for impairment whenever events or changes in circumstances indicate the assets may be impaired. The Company did not record any impairment of intangible assets with definite useful lives for the year ended December 25, 2011.
Loss Contingencies for Claims
Workers’ compensation, healthcare benefits and professional liability are provided under self-insured and partially self-funded plans. The Company records its estimate of the ultimate cost of workers’ compensation and professional liability based on actuarial computations and the Company’s loss history as well as industry statistics. Furthermore, in determining its accrual, the Company includes amounts for estimated claims incurred but not reported. The ultimate cost of workers’ compensation, healthcare benefits and professional liability will depend on actual costs incurred to settle the claims and may differ from the amounts accrued by the Company for those claims.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company’s accruals for workers’ compensation, professional liability and health insurance as of December 25, 2011 are as follows (in thousands):

Professional liability	$7,085
Workers’ compensation	5,431
Health insurance	1,013
Total	$13,529

Debt Issuance Costs
Deferred costs related to the issuance of debt are amortized using the effective interest method over the terms of the respective debt. Debt issuance costs totaled approximately $0.3 million, of which approximately $0.2 million, less accumulated amortization of $0.1 million at December 25, 2011, are recorded in the line item “Other assets” in the consolidated balance sheet, and approximately $0.1 million at December 25, 2011 are recorded as short-term debt issuance costs in the line item “Other current assets” in the consolidated balance sheet. Amortization expense of approximately $100,000 was recorded for the fiscal year ended December 25, 2011.
Discount on Debt
The Company entered into a $111.0 million Credit Agreement, comprised of a $15.0 million revolving credit facility and $96.0 million in term notes (see Note 11 for additional details) to finance its September 27, 2010 acquisition. Pursuant to the provisions of ASC 820, the Company recorded the term notes at its fair value, which was less than par value. The discount is amortized using the effective interest method over the terms of the respective debt tranches. The discount of $27.4 million, less accumulated amortization of $10.3 million at December 25, 2011, is recorded in the line item “Long term debt” in the consolidated balance sheet.
Revenue Recognition
The Company’s service revenues consist almost entirely of temporary staffing revenues. Revenues are recognized when services are rendered. Reimbursable expenses, including those related to travel and out-of-pocket expenses, are recorded as service revenues with an equal amount in cost of services rendered. Service revenues are recorded net of sales tax collected from customers in those jurisdictions that charge sales tax on services. Provisions for payment discounts are recorded within the same period that the payment is received as a cost of services rendered.
The Company recognizes revenues from staffing services on a gross basis, as services are performed and associated costs have been incurred using employees of the Company. In these circumstances, the Company assumes the risk of acceptability of its employees to its customers. An element of the Company’s staffing business (within managed service provider (MSP) agreements) is the use of unaffiliated companies (Associate Partners), and the use of their employees to fulfill a customer’s staffing requirement. Under these arrangements, the Associate Partners serve as subcontractors. The customer is typically responsible for assessing the work of the Associate Partner and has responsibility for the acceptability of its personnel, and the customer and Associate Partner have agreed that the Company does not pay the Associate Partner until the customer pays the Company. Based upon the revenue recognition principles in the Revenue Recognition Topic of the FASB ASC (ASC 605), revenue for these services, where the customer and the Associate Partner have agreed that the Company is not at risk for payment, is recognized net of associated costs in the period the services are rendered.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Gross revenues of Associate Partners and net revenues recognized in the consolidated statement of operations for the year ended December 25, 2011 is as follow (in thousands):

Gross revenues of Associate Partners	$22,822
Net revenues recognized	$1,290

Advertising Costs
The Company advertises through a variety of print and on-line media, job fairs and merchandising. The Company expenses costs as incurred. The Company recorded advertising expense of $1.4 million for the year ended December 25, 2011, included in the line item “Selling, general and administrative” in the Company’s consolidated statement of operations.
Share-based payments (units are in actual numbers)
On September 27, 2010, the Company adopted the MSN HoldCo, LLC 2010 Management Incentive Plan (as defined in Note 15) for the benefit of eligible employees and managers. Under this plan, 1,000 Class B Units were reserved for grant and as of December 25, 2011, 421 units are available for future issuance (see Note 15).
For financial reporting purposes, the Company calculated the fair value of Class B Units as an allocation of the equity value amongst the various classes of securities. The option method was deemed to be the most reliable method to allocate the equity value. The allocated fair value of the Class B Units was calculated using a Black-Scholes option pricing model and the amount is being expensed over the vesting period, which is three years. The fair value for Class B Units was calculated based on the following assumptions: (i) risk-free interest rate of 0.7%; (ii) dividend yield of 0%; (iii) estimate of volatility 100%; and (iv) expected life of three years. The estimate of volatility is based on the average volatility of guideline public companies and other factors related to the Company’s leverage.
On August 11, 2011, the Company entered into the Second Amendment to Amended and Restated Limited Liability Company Agreement and the Amendment to Investors’ Agreement, which provide for the issuance of 1,000 Class C Units to the Chief Executive Officer under the CEO Incentive Plan and Award Agreement.
For financial reporting purposes, the Company calculated the fair value of Class C Units as an allocation of the equity value amongst the various classes of securities. The option method was deemed to be the most reliable method to allocate the equity value. The allocated fair value of the Class C Units was calculated using a Black-Scholes option pricing model and the amount is being expensed over the vesting period, which is four years. The fair value for Class C Units was calculated based on the following assumptions: (i) risk-free interest rate of 0.2%; (ii) dividend yield of 0%; (iii) estimate of volatility 90%; and (iv) expected life of two years. The estimate of volatility is based on the average volatility of guideline public companies and other factors related to the Company’s leverage.
The Class B Units and Class C Units were deemed to have a value of approximately $0.3 million and $0.5 million, respectively. The amount of Class B Units and Class C Units issued and outstanding will be recognized as stock compensation expense over the vesting period.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Income Taxes
The Company is a limited liability company designated as a partnership for tax purposes and, as such, is not taxable. The tax consequences of transactions within the partnership flow through to the members for federal and most state purposes. As required by the Income Taxes Topic of the FASB ASC (ASC 740), a member’s future tax consequences of recovering the financial reporting basis of its investment in the partnership are recognized as deferred tax assets or liabilities, which are recognized for the difference between the financial reporting and tax basis of the investment in the partnership at the member level (see Note 10).
The Company may make distributions of available cash to members and warrant holders receiving allocations of taxable income on a quarterly basis in an aggregate amount determined by multiplying ordinary income or capital gains of the Company by an assumed effective tax rate reasonably determined by the Company.
The Company applies guidance issued by the FASB with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company is not subject to examination by taxing authorities for years before September 2010. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.
The Company recognizes interest and/or penalties related to income tax matters in interest expense and operating expense, respectively. The Company did not have any amounts accrued for interest and penalties at December 25, 2011.
2. MANAGEMENT PLANS
As shown in the accompanying financial statements, the Company has incurred recurring losses from operations. As of December 25, 2011, the Company had cash and cash equivalents of $3.2 million, an accumulated deficit of $26.3 million, and its total liabilities exceeded its total assets by approximately $21.2 million.
Management has instituted pricing increases, minimum gross margin thresholds, and labor cost reductions to drive increased margins. Management has reduced overhead costs by closing non-performing branches, restructuring operations and implementing headcount reductions. The Company has deployed additional sales efforts focused on high margin products. Additionally, the Company closed a sales transaction for its HomeCare business for $7.0 million cash on March 14, 2012. Certain amounts of the proceeds will be used to repay amounts owed under its Tranche A term loan (Tranche A Loan) (see Note 17).
Management believes these factors will contribute toward achieving profitability; however, the Company’s continued operations are dependent upon the refinancing of approximately $94.0 million of debt in 2013 and the successful implementation of management’s plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

3. RECENT ACCOUNTING PRONOUNCEMENTS
Intangibles – Goodwill and Other
In September 2011, the FASB issued Accounting Standards Update 2011-08, Testing Goodwill for Impairment (Update 2011-08). Under this update, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. Under this update, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. An entity is no longer permitted to carry forward its detailed calculation of a reporting unit’s fair value from a prior year as previously permitted. This update does not change the current guidance for testing other indefinite-lived intangible assets for impairment. Update 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Based on the Company’s analysis, it does not anticipate any impact when it implements the provisions of Update 2011-08 in the fiscal year beginning December 26, 2011.
Intangibles – Goodwill and Other
In December 2010, the FASB issued Accounting Standards Update 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (Update 2010-28). This update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Update 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Based on the Company’s analysis, it does not anticipate any impact when it implements the provisions of Update 2011-08 in the fiscal year beginning December 26, 2011.
4. FAIR VALUE OF ASSETS AND LIABILITIES
Due to their short maturities, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 25, 2011.
Pursuant to the provisions of ASC 820, at September 27, 2010, the Company recorded its term notes at its fair value of $68.6 million, which was less than par value of $96.0 million. The discount is amortized using the effective interest method over the terms of the respective debt tranches. The discount at December 25, 2011 was $17.1 million. The fair value was calculated using a discounted cash flow method of future cash outflows relating to debt service amortization and interest expense pursuant to the applicable terms of the Credit Agreement (defined in Note 11).

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

5. RESTRUCTURING AND OTHER CHARGES
In fiscal 2011, the Company closed/merged nine per diem branches, implemented various cost containment initiatives and eliminated approximately 90 branch, corporate and operations personnel. As a result, the Company recorded pre-tax charges of $1.2 million related to severance and lease terminations, all of which has been paid. In addition, the Company recorded pre-tax charges of $1.7 million, all of which has been paid, in CEO transition costs incurred in fiscal 2011. These charges can be found in the line item “Restructuring and other charges” on the Company’s statement of operations for the year ended December 25, 2011.
6. GOODWILL AND INTANGIBLE ASSETS
As discussed in Note 1, on September 27, 2010, the Company acquired certain assets and select liabilities of HNI HoldCo, Inc. and subsidiaries (HNI, formerly known as Medical Staffing Network Holdings, Inc. and subsidiaries) through a Section 363 sales auction process. An independent third party firm performed a purchase accounting valuation of the Company’s acquisition of these assets and liabilities. As a result, the Company recorded goodwill of $29.8 million at September 27, 2010. Goodwill decreased by $6.1 million at December 25, 2011, attributable to the write-off associated with the Company’s goodwill impairment testing in fiscal 2011 (see Note 7).
As of December 25, 2011, the Company’s intangible assets, other than goodwill, and related accumulated amortization, were as follows (in thousands):

	Gross Carrying	Accumulated	Impairment	Net Carrying
	Amount	Amortization	Charge	Amount
Intangible assets subject to amortization:
VMS customer relationships (5 years)	$6,450	$(1,612)	$—	$4,838
Proprietary software (3 years)	1,790	(746)	–	1,044
Vendor (subcontractor) relationships (5 years)	40	(10)	–	30
Customer relationships (5 years)	1,260	(315)	–	945
Total intangibles subject to amortization	9,540	(2,683)	–	6,857
Intangible assets not subject to amortization:
Trademarks, trade names	6,200	–	(40)	6,160
Total intangible assets	$15,740	$(2,683)	$(40)	$13,017

The estimated annual amortization expense for intangible assets for the next five fiscal years as of December 25, 2011 is as follows (in thousands):

2012	$2,147
2013	1,998
2014	1,550
2015	1,162
2016	–

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

7. IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill represents the excess of purchase price over the fair value of net assets acquired. Per ASC 350, impairment for goodwill and intangible assets deemed to have an indefinite life exists if the net book value of the goodwill or intangible asset exceeds its fair value.
In accordance with ASC 350, the Company performs an annual review for impairment by performing a fair value analysis of its reporting unit. The Company believes that it has one reporting unit for goodwill testing purposes. Between annual tests, the Company will review its reporting unit for goodwill impairment indicators if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.
The Company utilized both the market approach (guideline public company method) and the income approach (discounted cash flow method) during its annual goodwill impairment test and, as a result, the Company recorded non-cash goodwill impairment charges of $6.1 million for the year ended December 25, 2011, included in the line item “Impairment of goodwill” in the Company’s consolidated statement of operations.
Intangible Assets
Pursuant to the provisions of ASC 350, in addition to goodwill, the Company performs an annual review for impairment of its intangible assets with indefinite useful lives by performing a fair value analysis. Between annual tests, the Company reviews its intangible assets with indefinite useful lives for impairment whenever events or changes in circumstances indicate the assets may be impaired.
The Company utilized the relief from royalty rate method during its annual test for impairment of intangible assets with indefinite useful lives for fiscal 2011. The Company determined that the book value of one of its trademarks exceeded its fair value and, as a result, the Company recorded non-cash intangible assets impairment charges of approximately $40,000 for the year ended December 25, 2011, included in the line item “Impairment of intangible assets” in the Company’s consolidated statement of operations.
Pursuant to the provisions of ASC 360, the Company reviews all long-lived assets with definite useful lives for impairment whenever events or changes in circumstances indicate the assets may be impaired. The Company did not record any impairment of intangible assets with definite useful lives for the year ended December 25, 2011.
8. PROPERTY AND EQUIPMENT
Property and equipment at December 25, 2011 consist of the following (in thousands):

Furniture and equipment	$1,934
Computer equipment	1,275
Office equipment	1,502
Software (purchased)	2,287
Internally developed software	604
Leasehold improvements	1,102
Total	8,704
Less accumulated depreciation and amortization	(3,450)
Property and equipment, net	$5,254

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

8. PROPERTY AND EQUIPMENT (continued)
The net book value of the purchased and internally developed software at December 25, 2011 was approximately $1.6 million.
9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses at December 25, 2011 consist of the following (in thousands):

Insurance related accrued expenses	$13,529
Accrued subcontractors payable	3,386
Accrued expenses	1,933
Accounts payable	1,462
Other	231
Total	$20,541
10. INCOME TAXES
The Company is a limited liability company designated as a partnership for tax purposes subject to Subchapter K of the Internal Revenue Service (IRS) code and, as such, is not taxable. The tax consequences of transactions within the partnership flow through to the members for federal and most state purposes. The members then report their proportionate share of the partnership’s income or loss in their individual capacities. As required by ASC 740, a member’s future tax consequences of recovering the financial reporting basis of its investment in the partnership are recognized as deferred tax assets or liabilities, which are recognized for the difference between the financial reporting and tax basis of the investment in the partnership at the member level.
The Company will send to each member and warrant holder all information necessary for the preparation of their federal, state, and local income taxes, including each member’s and warrant holder’s distributive share of taxable income or loss and any other items of income, gain, loss and deduction for such fiscal year.
MSN Inc. is a corporation that has elected to be treated as a “profits interest” company.
Any member who receives Class B Units or Class C Units shall make a timely and effective election under Section 83(b) of the IRS code with respect to such Units. The Company and all members will: (i) treat such Units as outstanding for tax purposes, and (ii) treat such members as a partner of the Company for tax purposes with respect to the Units. Neither the Company nor any of its members will deduct any amount (as wages, compensation, or otherwise) for the fair market value of such Units for federal income tax purposes. The Class B Units and Class C Units shall be granted in exchange for services provided to the Company. Such Units are to be treated for federal income tax purposes as a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43.
The Company may make distributions of available cash to members and warrant holders receiving allocations of taxable income on a quarterly basis in an aggregate amount determined by multiplying ordinary income or capital gains of the Company by an assumed effective tax rate reasonably determined by the Company. The effective tax rate will be the same for all members and warrant holders with respect to a given quarter and given income type of the Company. These tax distributions will be treated as an advance against amounts distributable to a member or warrant holder and will reduce, dollar for dollar, the amounts otherwise distributable to such member or warrant holder.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

10. INCOME TAXES (continued)
To the extent the Company is required by law to withhold or to make tax payments on behalf of any member or warrant holder, the Company may withhold such amounts and make such tax payments as required. All such tax advances, plus interest at a rate in conformity with Section 1274(d) of the IRS code, shall, at the option of the Company: (i) be paid to the Company by the member or warrant holder on whose behalf such tax payments were made, or (ii) be repaid by reducing the amount of the current or next succeeding distribution(s) that would otherwise have been made to such member or warrant holder. If such distributions are not sufficient for this purpose, the Company will reduce the proceeds of liquidation otherwise payable to the member or warrant holder. The Company will select the same option for all members or warrant holders that received tax advances with respect to a given quarter of a fiscal year.
11. DEBT OBLIGATIONS
On September 27, 2010, the Company entered into a $111.0 million Credit Agreement (Credit Agreement) to finance its acquisition, consisting of the following: (i) a $15.0 million revolving credit facility (Revolver) that has a $10.0 million sublimit for letters of credit (LC) and $5.0 million for borrowing, (ii) a $15.0 million Tranche A Loan, (iii) a $40.0 million Tranche B-1 term loan (Tranche B-1 Loan), (iv) a $31.0 million Tranche B-2 term loan (Tranche B-2 Loan), and (v) a $10.0 million Tranche B-3 term loan (Tranche B-3 Loan). The maturity date for the Credit Agreement is September 27, 2013.
The Credit Agreement is secured by substantially all of the Company’s assets and contains certain covenants that, among other things, restrict additional indebtedness and obligations, and require the achievement of certain financial covenants. As of December 25, 2011, the Company was in compliance with the required covenants: (i) maximum capital expenditures; (ii) maximum consolidated EBITDA; (iii) minimum consolidated fixed charge coverage ratio; and (iv) minimum liquidity. The two weekly cash flow reporting covenants (cash receipts and cash disbursements, as defined in the Credit Agreement) were required through the date of delivery of the financial statements for the first fiscal quarter of 2011.
Pursuant to the terms of the Credit Agreement, the amount that can be drawn down at any given time under the Revolver cannot exceed $5.0 million. The Credit Agreement calls for a $10.0 million sublimit of the Revolver, less the amount by which the aggregate principal amount of all outstanding Revolver loans exceeds $5.0 million (as redefined in the Fifth Amendment to Credit Agreement), for use for LC. As of December 25, 2011, the Company had no borrowings outstanding under the Revolver. As of December 25, 2011, $8.6 million of the Revolver’s $10.0 million sublimit was being utilized for outstanding standby LC, of which $5.3 million related to a frozen workers compensation policy assumed as part of the September 27, 2010 acquisition (expires September 2012), $3.1 million related to the Company’s current workers compensation policy (expires September 2012), and $0.2 million related to operating leases (expires at various dates through April 2013).
The Revolver bears interest at either prime rate or London Interbank Offered Rate (LIBOR) plus an applicable margin (5.0% at December 25, 2011) with interest payable quarterly or as LIBOR interest rate contracts expire. Unused capacity under the Revolver bears interest at 0.5% and is payable quarterly. LCs outstanding under the Revolver bear interest at 5.0% plus any fees charged by the issuing bank (typically between 0.5% and 1.25%). The Tranche A Loan bears interest at either prime rate or LIBOR plus an applicable margin (4.5% at December 25, 2011) with interest payable quarterly or as LIBOR interest rate contracts expire. The Tranche B-1 Loan bears interest at either prime rate or LIBOR plus an applicable margin (4.0% at December 25, 2011) with interest payable quarterly or as LIBOR interest rate contracts expire. The Tranche B-2 Loan and Tranche B-3 Loan each bear interest at either prime rate or LIBOR plus an applicable margin (5.0% at December 25, 2011) with interest payable quarterly or as LIBOR interest rate contracts expire.
For the Tranche A Loan, all interest is cash pay. For the Tranche B-1 Loan, interest is comprised of cash pay of 1.0% plus LIBOR through the first quarter of 2012, with the remainder accrued as P-I-K. After the first quarter of 2012, all Tranche B-1 Loan interest is cash pay. For the Tranche B-2 Loan and the Tranche B-3 Loan, interest is comprised of cash pay of 1.0% plus LIBOR for all periods of the credit facility term, with the remainder

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

11. DEBT OBLIGATIONS (continued)
accrued as P-I-K. P-I-K interest at December 25, 2011 of $0.7 million is included in the line item “Accrued P-I-K interest” in the liabilities and members’ deficit section of the Company’s consolidated balance sheet.
On November 30, 2010, the Company entered into the Limited Waiver and Amendment to Credit Agreement, which (i) clarified language relating to the interest calculation pertaining to P-I-K interest; and (ii) provided the Company with a limited waiver relating to the cash receipts covenant.
On December 27, 2010, the Company entered into the Second Amendment to Credit Agreement, which (i) allowed for the add-back to EBITDA of certain one-time restructuring expenses not to exceed $0.5 million; (ii) allowed for the add-back to EBITDA for certain new company organizational costs in an amount not to exceed $0.7 million; (iii) permitted the Company to halt the cash receipts and cash disbursements covenants compliance reporting until February 6, 2011; and (iv) clarified language relating to the filing of financial statements to the Administrative Agent.
On March 25, 2011, the Company entered into the Third Amendment to Credit Agreement, which (i) clarified language relating to the calculation of the capital expenditures covenant; and (ii) allowed for the add-back to EBITDA of certain one-time expenses relating to the CEO transition in an amount not to exceed $1.7 million.
On July 6, 2011, the Company entered into the Fourth Amendment to Credit Agreement, which replaces the words “calendar month” with the words “fiscal month” in each instance they appear in Section 5.4 of the Credit Agreement.
On December 29, 2011, the Company entered into the Limited Waiver and Fifth Amendment to Credit Agreement (Fifth Amendment), which (i) waives the Minimum Liquidity provisions for a period not to exceed six months, effective December 29, 2011; (ii) excludes the acquisition of Nurses 24/7 from the maximum capital expenditures covenant calculation; (iii) allows for certain one-time cash restructuring expenses in fiscal years 2011 through 2013, and certain one-time cash expenses in connection with the replacement of the Company’s CEO in fiscal year 2011, with respect to Consolidated EBITDA; (iv) eliminates the Excess Cash Flow Period for fiscal year 2011; (v) redefines the LC sublimit; (vi) increases the Revolver loan limit to $7.5 million to the extent any amounts under the Nurses 24/7 acquisition loan are outstanding; (vii) establishes the application of the MSN HomeCare disposition proceeds following the consummation of the Nurses 24/7 acquisition; and (viii) adjusts the Minimum EBITDA, Minimum Consolidated Fixed Charge Coverage Ratio, and Maximum Capital Expenditures requirements prior to, and subsequent to, the Nurses 24/7 acquisition and the MSN HomeCare disposition.
On March 13, 2012, the Company entered into the Sixth Amendment to Credit Agreement (see Note 17).

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

11. DEBT OBLIGATIONS (continued)
As discussed in Note 4, pursuant to the provisions of ASC 820, the Company recorded its debt at its fair value, which was less than par value. The discount is amortized using the effective interest method over the terms of the respective debt. The discount at December 25, 2011 was $17.1 million. A summary of outstanding debt as of December 25, 2011 is as follows (in thousands):

Revolver	$—

Tranche A Loan, gross	15,000
Tranche A Loan, discount	(1,913)
Tranche A Loan, net of discount	13,087

Tranche B-1 Loan, gross	40,000
Tranche B-1 Loan, discount	(7,440)
Tranche B-1 Loan, net of discount	32,560

Tranche B-2 Loan, gross	31,000
Tranche B-2 Loan, discount	(5,757)
Tranche B-2 Loan, net of discount	25,243

Tranche B-3 Loan, gross	10,000
Tranche B-3 Loan, discount	(1,973)
Tranche B-3 Loan, net of discount	8,027

Total debt, gross	96,000
Less discount	(17,083)
PIK (long term portion)	2,935
Less current portion of debt (Tranche A)	(2,000)

Total long-term debt, net of discount, net of current portion	79,852

Pursuant to the terms of the Credit Agreement, the Company is required to make quarterly principal amortization payments of $0.5 million on the Tranche A Loan beginning in the first quarter of fiscal 2012. Additionally, at the end of each fiscal year beginning in 2012, the Company is obligated to compute an excess cash flow calculation (as defined in the Credit Agreement) which could result in the Company being required to prepay an additional amount of outstanding long term borrowings. Scheduled maturities of outstanding debt as of December 25, 2011 are as follows (in thousands):

2012	$2,000
2013	94,000
Total	$96,000

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

12. EMPLOYEE BENEFIT PLAN
The Company has a voluntary defined contribution 401(k) profit-sharing plan (Plan) covering all eligible employees as defined in the Plan documents. The Plan allows for its participants to defer up to 50% of annual salary up to the adjusted IRS maximum each year. In addition, the Plan provides that the Company may match 4% of the participants’ contributions for employees with a salary under $100,000 and 2% of the participants’ contributions for employees with a salary over $100,000. Employees must be actively employed on the last calendar day of the year to receive any employer match. The Plan also provides for a discretionary matching contribution, which would be allocated to each employee based on the employee’s annual pay divided by the total annual pay of all participants eligible to receive such contribution. The Company’s matching contribution was approximately $0.2 million for the year ended December 25, 2011 and was paid for using forfeitures from the Plan.
13. COMMITMENTS AND CONTINGENCIES
Capital Leases
The Company leased equipment under several lease agreements, which were accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the related lease term.
All remaining lease payments under capital leases of approximately $71,000 were made in fiscal 2011.
Operating Leases
The Company has entered into noncancelable operating lease agreements for the rental of space and equipment. Certain of these leases include options to renew as well as rent escalation clauses. Future minimum lease payments as of December 25, 2011 associated with these agreements are as follows (in thousands):

2012	$3,585
2013	2,465
2014	1,518
2015	1,113
2016	67
Thereafter	—
Total payments	$8,748
Total operating lease expense, including common area maintenance costs, was approximately $4.8 million for the year ended December 25, 2011.
Loss Contingencies for Claims
Workers’ compensation, healthcare benefits and professional liability are provided under self-insured and partially self-funded plans. The Company records an accrual based on its estimate of the ultimate cost of workers’ compensation, healthcare benefits and professional liability (see Note 1).

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

13. COMMITMENTS AND CONTINGENCIES (continued)
Litigation
From time to time, the Company is subject to lawsuits and claims that arise out of its operations in the normal course of business. The Company is a plaintiff or a defendant in various litigation matters in the ordinary course of business, some of which involve claims for damages that are substantial in amount. The Company has accrued for certain claims where such amounts are probable and reasonably estimable. The Company believes that the disposition of claims that arise out of operations in the normal course of business will not have a material adverse effect on its financial position or results of operations beyond those accrued amounts.
14. MEMBERS’ EQUITY
On September 27, 2010, the Company entered into the Amended and Restated Limited Liability Company Agreement of MSN HoldCo LLC (HoldCo Operating Agreement). The HoldCo Operating Agreement provides for interests of members in the profits and losses of the Company and the right of members to distributions and allocations and a return of capital contributions. The HoldCo Operating Agreement provides for two classes of membership units, Class A Units and Class B Units. Class A Units are entitled to vote on certain matters, all in accordance with the terms of the HoldCo Operating Agreement. Class B Units are not entitled to vote. On August 11, 2011, the Company entered into the Second Amendment to HoldCo Operating Agreement and the Amendment to Investors’ Agreement, which provide for the issuance of Class C Units to the Chief Executive Officer under the CEO Incentive Plan and Award Agreement (CEO Incentive Plan). Class C Units are not entitled to vote. Other than the Class A Units (and Warrants to purchase Class A Units) and the Class B Units and Class C Units described below, there are no other outstanding rights or options to subscribe for or purchase membership interests in the Company.
On September 27, 2010, the Company issued 4,140 Class A Units and 4,860 Warrants to purchase Class A Units. The Warrants are exercisable for nominal consideration and Warrant holders are not entitled to receive distributions made by the Company (other than tax distributions and tax advances).
The Board has sole discretion regarding the amounts and timing of distributions to members. In the event distributions are made from the Company, the following is the general order of priority: (i) Class A members in proportion to their unreturned capital amounts until the cumulative amount of distributions equals the total capital contributions made; (ii) members in proportion to their unit ownership; (iii) Class B members, after an amount equal to the baseline value, as defined in the HoldCo Operating Agreement, has been distributed to the other members (however, distributions made to Class B members for unvested units are held in a separate account until they vest and distributions of unvested Class B units that are subsequently forfeited or cancelled are also forfeited and returned to the Company); and (iv) Class C members shall not participate in any distributions except for tax distributions as well as distributions allowed pursuant to the CEO Incentive Plan (see Note 15). The Board also has sole discretion to make tax distributions to any members and warrant holders who receive an allocation of income and incur a tax liability.
On September 27, 2010, MSNH entered into the Second Amended and Restated Limited Liability Company Agreement of Medical Staffing Network Healthcare, LLC (MSNH Operating Agreement). The MSNH Operating Agreement provides for interests of members in the profits and losses of MSNH and the right of members to distributions and allocations and a return of capital contributions, with the membership interests in MSNH evidenced by Class A and Class B Units. On September 27, 2010, MSNH issued 999 Class A Units to the Company. Each Class A membership unit is entitled to one vote. Further, on the same date, MSNH issued one Class B Unit to MSN Inc. for a subscription price of $10.00. Class B members shall not be entitled to vote and Class B Units are to be treated as a “profits interest”. The Board will determine the fair value of the aggregate members’ equity in MSNH on each of the issuance dates of Class B Units. Other than the Class A Units and the Class B Units described above, there are no other outstanding rights or options to subscribe for or purchase membership interest in MSNH.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

14. MEMBERS’ EQUITY (continued)
The Board has sole discretion regarding the amounts and timing of distributions to members. In the event distributions are made from MSNH, the following is the general order of priority: (i) Class A members in proportion to their unreturned capital amounts until the cumulative amount of distributions equals the total capital contributions made; (ii) members in proportion to their unit ownership; and (iii) Class B member, after an amount equal to the baseline value, as defined in the MSNH Operating Agreement, has been distributed to the other members. The Board also has sole discretion to make tax distributions to any members who receive an allocation of income and incur a tax liability.
15. MANAGEMENT INCENTIVE PLANS
On September 27, 2010, the Company adopted the MSN HoldCo, LLC 2010 Management Incentive Plan (MIP) for the benefit of eligible employees and managers. The purpose of the MIP is to attract and retain the best available individuals for positions of substantial responsibility. Under the HoldCo Operating Agreement, Class B Units may only be issued pursuant to the MIP. As such, 1,000 Class B Units were reserved for grant and the Compensation Committee of the Board of Managers was granted the discretion to determine which employees or managers will receive grants of Class B Units under the MIP. Pursuant to the HoldCo Operating Agreement, the Board of Managers of HoldCo will determine the fair value of the aggregate members’ equity in the Company on each of the issuance dates of Class B Units. During fiscal 2011, 635 Class B Units were forfeited as a result of employee terminations and 214 Class B Units were reissued. As of December 25, 2011, 421 Class B Units are available for future issuance and approximately 169 Class B Units have vested.
On August 11, 2011, the Company entered into the CEO Incentive Plan, which purpose is to issue Class C Units to a person serving as the Chief Executive Officer of the Company. Under the CEO Incentive Plan, Class C Units may only be issued pursuant to the MIP. As such, 1,000 Class C Units were issued to the Chief Executive Officer under the CEO Incentive Plan.
Class B Units and Class C Units shall vest and become non-forfeitable as determined by the Award Agreement and unvested units shall be forfeited upon the termination of the employee or manager for any reason. Further, Class B Units and Class C Units are to be treated for federal income tax purposes as a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and, accordingly, shall have no liquidation value as of their date of issuance.
A summary of the Class B Units and Class C Units activity under the MIP as of December 25, 2011 and changes during the fiscal year then ended is presented below:

		Weighted-Average Remaining	Aggregate Intrinsic
Class B Units	Units	Contractual Term	Value
Outstanding at December 27, 2010	1,000
Awarded	214
Forfeited	(635)
Outstanding at December 25, 2011	579	2.2 years	$175,437

Class C Units
Outstanding at December 27, 2010	–
Awarded	1,000
Forfeited	–
Outstanding at December 25, 2011	1,000	3.3 years	$510,000

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

15. MANAGEMENT INCENTIVE PLANS (continued)
A summary of the status of the Company’s nonvested Class B Units and Class C Units as of December 25, 2011 and changes during the fiscal year then ended is presented below:

		Weighted-Average Grant-Date
Nonvested Class B Units	Units	Fair Value
Nonvested at December 27, 2010	1,000	$303
Awarded	214	$303
Vested	(169)	$303
Forfeited	(635)	$303
Nonvested at December 25, 2011	410	$303

Nonvested Class C Units
Nonvested at December 27, 2010	–	–
Awarded	1,000	$510
Vested	–	–
Forfeited	–	–
Nonvested at December 25, 2011	1,000	$510

At December 25, 2011, there was approximately $102,000 of total unrecognized compensation cost related to the above nonvested Class B units awarded under the MIP. The cost is expected to be recognized over a weighted-average period of 2.2 years. The total fair value of Class B units vested during the year ended December 25, 2011 was approximately $29,000.
At December 25, 2011, there was approximately $457,000 of total unrecognized compensation cost related to the above nonvested Class C units awarded under the CEO Incentive Plan. The cost is expected to be recognized over a weighted-average period of 3.3 years.
16. RELATED PARTY TRANSACTIONS
The Company leased copier equipment from General Electric Capital Corporation, a warrant holder. During the year ended December 25, 2011, the Company paid approximately $148,000 in payments related to these copiers. All remaining lease payments for the copier equipment were made in fiscal 2011 and, as a result, the Company had no payable balance at December 25, 2011.
The Company maintains several bank accounts with Bank of America, a warrant holder. During the year ended December 25, 2011, the Company paid approximately $91,000 in bank fees on these accounts. The Company had a payable balance of approximately $2,000 at December 25, 2011.
The Company’s Class A unit holders and Class A warrant holders are the lenders of the Company’s Credit Agreement.
The Company has a receivable balance for advances due from employees of approximately $7,000 at December 25, 2011, included in the line item “Other current assets” in the Company’s consolidated balance sheet.
The Company provides staffing services to the entity that has a noncontrolling interest in InteliStaf of Oklahoma, LLC. During the year ended December 25, 2011, the Company recorded service revenues of approximately $6. 2 million related to these staffing services, and had a receivable balance of approximately $0.6 million at December 25, 2011.

MSN HOLDCO LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – continued
December 25, 2011

16. RELATED PARTY TRANSACTIONS (continued)
One of the healthcare services companies that provides staffing services to the Company in a subcontractor capacity is partly owned by one of the Company’s officers, Mark Gallagher. During the year ended December 25, 2011, the Company paid approximately $1.5 million to the healthcare services company and had a payable balance of $0.3 million at December 25, 2011.
17. DISPOSITION
On March 14, 2012, the Company entered into an Asset Purchase Agreement with Epic Health Services, Inc. to sell substantially all of the properties and assets of MSN Texas, LLC, its home healthcare division, for a purchase price of $7.0 million in cash, of which $1.0 million was held in escrow. In accordance with ASC 350-20-40, the Company wrote off approximately $2.4 million of goodwill and approximately $0.1 million of intangible assets, net of accumulated amortization. The sale resulted in a gain of approximately $2.0 million. Pursuant to the Agreement, the Company provided transition services to Epic Health Services, Inc., which reimbursed the Company for these services and paid an additional administrative services fee to cover corporate overhead expenses. The Company has presented the discontinued operations information to conform to the reporting requirements of ASC 205-20.

The following is a summary of discontinued operations activity for the year ended December 25, 2011 (in thousands):

Service revenue	$21,479
Cost of services rendered	15,661
Gross margin	5,818
Operating expenses	3,156
Income from discontinued operations	$2,662

18. SUBSEQUENT EVENTS
Management has performed an analysis of the activities and transactions subsequent to December 25, 2011 to determine the need for any adjustments to and/or disclosures within the audited financial statements for the year ended December 25, 2011. Management has performed their analysis through May 9, 2012, the date the financial statements were available to be issued.
On March 13, 2012, the Company entered into the Sixth Amendment to Credit Agreement, which (i) reinstates the Minimum Liquidity provisions waived by the Fifth Amendment; (ii) excludes any MSN HomeCare Proceeds Acquisition from the maximum capital expenditures covenant calculation; (iii) redefines the MSN HomeCare Disposition in the Fifth Amendment to mean the sale of substantially all of the assets owned by MSN Texas and owned by the Borrower located in Pittsburgh, Pennsylvania to Epic Health Services, Inc. on or after March 13, 2012; (iv) establishes the application of the MSN HomeCare disposition proceeds to include prepayments on the Tranche A Term Loans and payments of approved MSN HomeCare Proceeds Acquisitions; and (v) adjusts the Minimum EBITDA, Minimum Consolidated Fixed Charge Coverage Ratio, and Maximum Capital Expenditures requirements subsequent to the MSN HomeCare Disposition.
On March 13, 2012, the Company entered into the Escrow Agreement, which establishes the creation of an escrow account to hold proceeds of the MSN HomeCare disposition for future prepayments on the Tranche A Term Loans and for payments of approved MSN HomeCare Proceeds Acquisitions.
On March 14, 2012, the Company completed the MSN HomeCare Disposition in the amount of $7.0 million, which proceeds were deposited in accordance with the Escrow Agreement and the Sixth Amendment to Credit Agreement (see Note 17).